Exhibit 99.1

FOR IMMEDIATE RELEASE
For:	Great American Financial Resources, Inc.	Contact:	Mark F. Muething
	250 East Fifth Street		Executive Vice President
	Cincinnati, OH 45202		513-333-5515

Web Site:	http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNOUNCES ACQUISITION OF FIXED ANNUITY BLOCK;

AFFIRMS EARNINGS EXPECTATIONS

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CINCINNATI, OH, May 17, 2004 - Great American Financial Resources, Inc. (NYSE: GFR) today announced that its subsidiary Great American Life Insurance Company has acquired the fixed annuity block written by National Health Insurance Company. The block consisted of approximately 33,000 policies with statutory reserves of approximately $780 million as of March 31, 2004. In the acquisition, which was structured as a reinsurance transaction, Great American Life was paid a ceding commission of $38 million in addition to the reserves which were assumed.

In commenting on the transaction, S. Craig Lindner, Chief Executive Officer of the Company said "Over the past several years we have been positioning the Company to be able to grow through acquisitions as well as organically. We believe that the completion of this transaction is further evidence of our commitment to our fixed annuity line of business and in particular the 403(b) annuity market. We expect to continue to pursue opportunities for growth, both internally and externally."

The Company reiterated its previously announced expectation that core net operating earnings for the entire year of 2004 will exceed those of 2003 by 20-25%. As a result of the greater number of shares outstanding, core net operating earnings per share are expected to exceed 2003 by 10-15%.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets traditional fixed and variable annuities and a variety of life, supplemental and long-term care insurance.

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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